Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com
Press Contacts:	Denny Bilter or Glenn Jasper CIENA Corporation (877) 857-7377 email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA ANNOUNCES EXPIRATION OF TENDER OFFER
FOR ONI SYSTEMS CORP. NOTES DUE 2005

LINTHICUM, Md. – January 14, 2003 – CIENA® Corporation (NASDAQ: CIEN), a global leader in intelligent optical networking systems and software, today announced results of its tender offer for all of the outstanding 5% Convertible Subordinated Notes due October 15, 2005 originally issued by ONI Systems Corp. and assumed by CIENA in its acquisition of ONI Systems Corp. in June 2002. The tender offer expired at 5:00 p.m., New York City time, on January 13, 2003.

CIENA has been advised by the depositary that $154.7 million in aggregate principal amount at maturity of notes were validly tendered and not withdrawn in the tender offer and CIENA has accepted for purchase all of those notes. The purchase price for the notes in the tender offer was $900 in cash per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the date of purchase. The aggregate purchase price for all of the notes validly tendered and not withdrawn in the tender offer will be approximately $139.2 million. As a result of the tender offer, and assuming purchase of all notes validly tendered and not withdrawn in the tender offer, approximately $48.3 million in aggregate principal amount at maturity of notes will remain outstanding.

CIENA estimates it will save approximately $15.5 million in future principal payments as a result of this repurchase, as well as additional interest payments. The Company expects to record a book loss of approximately $20.6 million in its first fiscal quarter related to the extinguishment of this debt due to the fact that the accreted book value of the notes will be less than the purchase price.

Goldman, Sachs & Co. served as the dealer managers for the tender offer, State Street Bank and Trust Company of California, N.A. served as the depositary and Georgeson Shareholder served as the information agent.

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CIENA Announces Expiration of Tender Offer/January 14, 2003/Page 2 of 2

ABOUT CIENA
 CIENA Corporation’s market-leading optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at http://www.CIENA.com.

NOTE TO INVESTORS
 This press release contains forward-looking statements. Forward-looking statements in this release, including the estimated savings to CIENA and expected losses to be recorded, are based on information available to the Company as of the date hereof. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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